                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                           --------------------------

                                 AMENDMENT NO. 6
                                       TO
                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 (Rule 13d-101)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13D-1(A)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(A)

                           --------------------------

                            LNR PROPERTY CORPORATION
                                (Name of Issuer)
                           --------------------------

                     COMMON STOCK, PAR VALUE $0.10 PER SHARE
                         (Title of Class of Securities)
                           --------------------------
                                    501940100
                                 (CUSIP Number)
                           --------------------------
                            DAVID W. BERNSTEIN, ESQ.
                             CLIFFORD CHANCE US LLP

                               31 WEST 52ND STREET
                            NEW YORK, NEW YORK 10019

                                 (212) 878-8000
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)
                           --------------------------

                                NOVEMBER 16, 2004
             (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

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CUSIP No. 501940100                   13D                     Page 2 of 12 Pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

         MFA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       SOURCES OF FUNDS

         NOT APPLICABLE
--------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF       7.       SOLE VOTING POWER

   SHARES
                 ---------------------------------------------------------------
BENEFICIALLY      8.       SHARED VOTING POWER

  OWNED BY                 7,188,631
                 ---------------------------------------------------------------
   EACH           9.       SOLE DISPOSITIVE POWER

 REPORTING
                 ---------------------------------------------------------------
PERSON WITH       10.      SHARED DISPOSITIVE POWER

                           7,188,631
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,188,631
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                             [ ]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         26.3%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

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CUSIP No. 501940100                   13D                     Page 3 of 12 Pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

         LMM FAMILY CORP.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       SOURCES OF FUNDS

         NOT APPLICABLE
--------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF       7.       SOLE VOTING POWER

   SHARES
--------------------------------------------------------------------------------
BENEFICIALLY      8.       SHARED VOTING POWER

  OWNED BY                 8,437,831
--------------------------------------------------------------------------------
   EACH           9.       SOLE DISPOSITIVE POWER

 REPORTING
--------------------------------------------------------------------------------
PERSON WITH       10.      SHARED DISPOSITIVE POWER

                           8,437,831
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         8,437,831
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                             [ ]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         29.6%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

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CUSIP No. 501940100                   13D                     Page 4 of 12 Pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

         MARITAL TRUST I CREATED UNDER AMENDED AND RESTATED REVOCABLE TRUST AGREEMENT DATED JUNE 8, 2001
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       SOURCES OF FUNDS

         NOT APPLICABLE
--------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION


--------------------------------------------------------------------------------
  NUMBER OF       7.       SOLE VOTING POWER

   SHARES
--------------------------------------------------------------------------------
BENEFICIALLY      8.       SHARED VOTING POWER

  OWNED BY                 8,437,831
--------------------------------------------------------------------------------
   EACH           9.       SOLE DISPOSITIVE POWER

 REPORTING
--------------------------------------------------------------------------------
PERSON WITH       10.      SHARED DISPOSITIVE POWER

                           8,437,831
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         8,437,831
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                             [ ]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         29.6%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

CUSIP No. 501940100                   13D                     Page 5 of 12 Pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

         THE MILLER CHARITABLE FUND, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       SOURCES OF FUNDS

         NOT APPLICABLE
--------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF       7.       SOLE VOTING POWER

   SHARES
--------------------------------------------------------------------------------
BENEFICIALLY      8.       SHARED VOTING POWER

  OWNED BY                 1,249,200
--------------------------------------------------------------------------------
   EACH           9.       SOLE DISPOSITIVE POWER

 REPORTING
--------------------------------------------------------------------------------
PERSON WITH       10.      SHARED DISPOSITIVE POWER

                           1,249,200
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,249,200
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                             [ ]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.9%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

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ITEM 5. INTEREST IN SECURITIES OF ISSUER.

Item 5 is amended by adding at the end of the text responding to paragraphs (a) and (b) the following:

      On November 16, 2004, Stuart Miller transferred 200,000 shares of common stock to the Fund and in exchange the Fund transferred 200,000 shares of Class B common stock to Stuart Miller. Immediately thereafter, the Fund transferred those 200,000 shares of common stock to The Miller Family Foundation. Therefore, for purposes of Section 13 under the Securities Exchange Act of 1934, as amended, (i) the Partnership is the beneficial owner, with shared voting and dispositive power, with regard to a total of 7,188,631 shares of Class B common stock of the Company, (ii) the Fund is the beneficial owner, with shared voting and dispositive power, with regard to a total of 1,249,200 shares of Class B common stock of the Company, and (iii) each of the Corporation and Marital Trust I is the beneficial owner, with shared voting and dispositive power, with regard to a total of 8,437,831 shares of Class B common stock of the Company. Stuart Miller has reported his ownership on a separate Schedule 13D.

      Giving effect to the conversion into common stock of all the shares of Class B common stock beneficially owned, respectively, by the Partnership, the Fund, the Corporation and Marital Trust I, and based upon the information as to outstanding shares contained in the Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 2004 (20,094,779 shares of common stock), (i) the shares of common stock of which the Partnership is the beneficial owner constitute 26.3% of the outstanding shares of common stock, (ii) the shares of common stock of which the Fund is the beneficial owner constitute 5.9% of the outstanding shares of common stock, and (iii) the shares of common stock of which each of the Corporation and Marital Trust I is the beneficial owner constitute 29.6% of the outstanding shares of common stock.

      Each share of Class B common stock entitles the holder to cast 10 votes, while each share of common stock entitles the holder to cast one vote. Therefore, the 8,437,831 shares of Class B common stock with regard to which the Corporation and Marital Trust I have shared voting power entitles the holder to cast a total of 84,378,310 votes, which is 71.6% of all the votes that may be cast at a meeting of the Company's stockholders.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

      Exhibit A -- Amended Joint Filing Agreement dated November 16, 2004.

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                                    SIGNATURE

After reasonable inquiry and to the best of knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 16, 2004



                                 MARITAL TRUST I UNDER LEONARD MILLER AMENDED
                                 AND RESTATED REVOCABLE TRUST AGREEMENT DATED
                                 JUNE 8, 2001


                                 By /s/ Stuart A. Miller
                                    -------------------------------------------
                                    Stuart A. Miller, Trustee


                                 LMM FAMILY CORPORATION



                                 By /s/ Stuart A. Miller
                                    -------------------------------------------
                                    Stuart A. Miller, President


                                 MFA LIMITED PARTNERSHIP
                                    By LMM FAMILY CORPORATION, General Partner



                                    By /s/ Stuart A. Miller
                                    -------------------------------------------
                                       Stuart A. Miller, President


                                 THE MILLER CHARITABLE FUND, L.P.
                                 By: LMM Family Corp.
                                     its Sole General Partner

                                 By: /s/ Stuart A. Miller
                                     ------------------------------------------
                                     Name: Stuart A. Miller
                                     Title: President